Exhibit 10.7

SPORTS ENTERTAINMENT ENTERPRISES, INC.

Series A Convertible Redeemable Preferred Stock
Common Stock
Warrants

STOCK PURCHASE AGREEMENT

Dated as of February 7, 2005

TABLE OF CONTENTS

1.	DEFINITIONS
2.	PURCHASE AND SALE OF SHARES
	2.1	Sale and Issuance of Series A Convertible Senior Preferred Shares
	2.2	Sale and Issuance of Common Shares; Issuance of Warrants
	2.3	The Closing
3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
	3.1	Organization, Good Standing and Qualification
	3.2	Authorization
	3.3	Absence of Defaults and Conflicts
	3.4	Absence of Proceedings
	3.5	Tax Returns and Payments
	3.6	Governmental Consents
	3.7	Investment Company Act
	3.8	Subsidiaries
	3.9	Capitalization
	3.10	Certain Changes or Events
	3.11	Financial Statements and Reports
	3.12	SEC Reports
	3.13	No Undisclosed Brokers or Finders Fees
	3.14	Registration Rights
	3.15	Private Placement
	3.16	Environmental and Safety Laws
	3.17	ERISA
	3.18	Compliance
	3.19	Employees
	3.20	Books and Records
	3.21	Contribution and Exchange Agreement
	3.22	Sufficiency of Assets
	3.23	Affiliate Arrangements
4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

i

	4.1	Organization
	4.2	Authorization
	4.3	No Intended Resale
	4.4	Restricted Securities
	4.5	Investor Representations
	4.6	Legends
	4.7	Brokers or Finders
5.	COVENANTS
	5.1	Payment of Taxes and Claims
	5.2	Maintenance of Properties and Corporate Existence
	5.3	Compliance with Law
	5.4	Financing Purposes
	5.5	Reports
	5.6	Availability of Common Stock
	5.7	Delivery of Cash or Issuance of Additional Shares
	5.8	Transactions with Related Parties
	5.9	Right of First Offer
	5.10	Insurance
	5.11	Issuance of Warrants
	5.12	Appraisal of the Preferred Shares
6.	CONDITIONS TO OBLIGATIONS OF THE INVESTORS
7.	CONDITIONS TO OBLIGATIONS OF THE COMPANY
8.	TERMINATION.
	8.1	Termination
	8.2	Effect of Termination
	8.3	Fees and Expenses
9.	INDEMNIFICATION
	9.1	Indemnification of the Investor Indemnified Parties
	9.2	Cooperation
	9.3	Limitations on Indemnification
	9.4	Notice to Indemnifying Party
	9.5	Defense by Indemnifying Party
	9.6	Investors as Indemnified Party

	9.7	Survival of Representations and Warranties
10.	REGISTRATION, TRANSFER AND SUBSTITUTION OF SHARE REGISTER
11.	RESTRICTIONS ON TRANSFER; CERTAIN OTHER RESTRICTIONS
	11.1	Restrictions Generally
	11.2	Legend
	11.3	Furnishing of Information
	11.4	Certain Other Restrictions
12.	MISCELLANEOUS.
	12.1	Amendments and Waivers
	12.2	No Waiver
	12.3	Assignability
	12.4	Entire Agreement
	12.5	Notices
	12.6	Governing Law; Submission to Jurisdiction
	12.7	Waiver of Jury Trial
	12.8	Severability
	12.9	Third Party Beneficiaries
	12.10	Descriptive Headings, Etc
	12.11	Counterparts, Execution and Delivery by Facsimile
	12.12	Interpretation
	12.13	Binding Effect
	12.14	Publicity
	12.15	Further Assurances

Appendices

Appendix 1

Exhibits

A – Form of Investor Warrants
B – Form of Registration Rights Agreement
C – Form of Articles of Amendment
D – Form of Opinion of Counsel

Disclosure Schedules

3.4 – Proceedings
3.6 – Consents
3.8 – Subsidiaries
3.9 – Capitalization
3.10 – Certain Changes or Events
3.11 – Financial Statements and Reports
3.12 – SEC Reports
3.13 – Fees
3.14 – Registration Rights
3.17 – ERISA
3.23 – Affiliate Arrangements
4.7 – Brokers
5.4 – Financing Purposes

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 7, 2005, by and between SPORTS ENTERTAINMENT ENTERPRISES, INC., a Colorado corporation with its principal office located at 6730 South Las Vegas Boulevard, Las Vegas, Nevada 89119 (the “Company”), and each of the investors listed on Appendix 1 hereto (each, an “Investor,” and collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Purchase Agreement, dated as of December 15, 2004 (the “Common Stock Purchase Agreement”), by and among the Company, certain stockholders of the Company signatory thereto (the “Principal Stockholders”) and RFX Acquisition LLC, a Delaware limited liability company (the “Purchaser”), the Company proposes to issue to the Purchaser, and Purchaser proposes to acquire from the Company, 34,170,124 shares of common stock, no par value, of the Company (the “Common Stock”);

WHEREAS, in connection with the transactions contemplated by the Common Stock Purchase Agreement, the Company has agreed to issue to Purchaser (i) $1.00 Warrants to purchase 6,828,939 shares of Common Stock, (ii) $1.50 Warrants to purchase 6,828,939 shares of Common Stock, and (iii) $2.00 Warrants to purchase 6,828,939 shares of Common Stock (collectively, the “Purchaser Warrants”);

WHEREAS, in connection with the transactions contemplated by the Common Stock Purchase Agreement, Purchaser has agreed to purchase directly from the Principal Stockholders, for a price of $0.10 per share, an aggregate of 2,240,397 shares of Common Stock owned by the Principal Stockholders (the “Principal Stockholder Sale Agreement”);

WHEREAS, the Company and the Purchaser are parties to a Contribution and Exchange Agreement, dated as of December 15, 2004 (the “Contribution Agreement”) with The Promenade Trust, a grantor trust organized under the laws of the State of Tennessee (the “Trust”), pursuant to which, among other things, the Trust has agreed to contribute to the Company an interest in certain assets, properties and rights of the Trust;

WHEREAS, all the transactions, contributions, transfers and assignments contemplated by this Agreement, the Contribution Agreement, the Investor Warrants and the Common Stock Purchase Agreement are intended to be part of a single integrated plan and are together intended to qualify as a tax-free contribution to the capital of the Company under Section 351 of the Internal Revenue Code;

WHEREAS, for the purpose of financing partially the transactions contemplated by the Common Stock Purchase Agreement, the Principal Stockholder Sale Agreement and the Contribution Agreement (collectively, the “Concurrent Transaction Agreements”), the Company desires to consummate a financing in the aggregate amount of $43,818,605 (the “Financing”);

WHEREAS, each of the Investors desires to provide the Company the Financing through the purchase of 2,172,400 shares of Series A Convertible Redeemable Preferred Stock, no par value (the “Series A Preferred Stock” or the “Preferred Shares”) and the purchase of 3,706,052 shares of Common Stock (the “Common Shares” and together with the Preferred Shares, the “Shares”); and

WHEREAS, the Parties desire to set forth the terms and conditions of and to provide for the issuance by the Company of the Preferred Shares and the Common Shares described herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Definitions.  The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“$1.00 Warrant” means a warrant to purchase one share of Common Stock with an exercise price of $1.00 and a term expiring two years after the Closing Date.

“$1.50 Warrant” means a warrant to purchase one share of Common Stock with an exercise price of $1.50 and a term expiring two years after the Closing Date.

“$2.00 Warrant” means a warrant to purchase one share of Common Stock with an exercise price of $2.00 and a term expiring two years after the Closing Date.

“Accredited Investor” has the meaning specified in Rule 501 of Regulation D promulgated under the Securities Act.

“Actions” has the meaning specified in Section 3.4.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and, in addition to the foregoing, a Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interest) of the controlled Person. In the case of the Company, Affiliate shall include the Primary Sponsor and any of his Affiliates.

“Affiliate Transaction” has the meaning specified in Section 5.8.

“Agreement” means this Stock Purchase Agreement (including any Schedules, Appendices and Exhibits hereto), as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreements and Instruments” has the meaning specified in Section 3.3.

“Articles of Amendment” has the meaning specified in Section 2.1.

“Audited Financial Statements” has the meaning specified in Section 3.11.

“Bankruptcy” means, with respect to any Person, the happening of any of the following events:

(i)            such Person shall commence a proceeding or make an application or petition to a court or other judicial or administrative forum for an order that such Person be declared bankrupt or insolvent or be wound up or that an order be entered for the liquidation, reorganization or for other relief with respect to the debts of such Person or that a provisional liquidator be appointed;

(ii)           any application shall be made or any involuntary case or proceeding shall be commenced against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, administrator or other similar official of it or any substantial part of its property (unless the application is withdrawn, struck out or dismissed, or the case or proceeding is dismissed or terminated, within 30 days of it being made); or

(iii)          a liquidator is appointed for such Person.

“Board” or “Board of Directors” means the Board of Directors of the Company or a committee consisting of one or more directors lawfully exercising the relevant powers of the Board.

“Business Day” means each day other than a Saturday, Sunday or any other day on which commercial banks and national stock exchanges located in New York, New York are authorized or required by law to be closed.

“Capital Stock” means, with respect to any Person, any and all shares, interests, warrants, options, participations, rights to acquire or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued subsequent hereto, including, without limitation, all series and classes of Common Stock and Preferred Stock.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.) and the rules and regulations promulgated thereunder.

“Closing” has the meaning specified in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Common Stock” has the meaning specified in the Preamble.

“Company” has the meaning specified in the Preamble.

“Conversion Shares” or “Conversion Stock” means the shares of the Company’s Common Stock issued or issuable (as the context may require) upon conversion of the Series A Preferred Stock in accordance with the Articles of Amendment.

“Concurrent Transaction Agreements” has the meaning specified in the Recitals.

“Concurrent Transactions” means the transactions contemplated by the Common Stock Purchase Agreement, the Principal Stockholder Sale Agreement and the Contribution Agreement.

“Contribution Agreement” has the meaning specified in the Recitals.

“Disclosure Schedule” means the written exceptions and schedules to the representations and warranties of the Company delivered to the Investors in connection with this Agreement.

“Environmental Law” means any federal, state or local law, statute, rule or regulation relating to public health or safety, pollution, damage to or protection of the environment, environmental conditions, releases or threatened releases of Hazardous Substances into the environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Substances, whether existing in the past or present or hereafter enacted, rendered, adopted or promulgated prior to the Closing Date, including without limitation, the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time prior to the Closing Date: CERCLA (as defined below), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.); and the Clean Water Act (33 U.S.C. 1251 et seq.).  As used in the context of Environmental Law, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“Equity Package” means, collectively, (i) the Preferred Shares and (ii) the Common Stock into which the Preferred Shares being acquired by the Investors pursuant hereto are converted or convertible, in each case, after giving effect to any stock split, stock dividend, recapitalization, merger, consolidation or similar event occurring after the date hereof that effects a change in the capitalization of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Affiliate Payment” has the meaning specified in Section 5.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

“External Investor Sales” means the sale of a portion or all of the Equity Package by any of the Investors to any Person other than another Investor or a Permitted Transferee.  For purposes of determining whether the Investors have sold any Conversion Shares, any sale of

Common Stock made by an Investor after the conversion of any Preferred Stock shall be deemed a sale of Conversion Shares unless within fifteen (15) days after the sale the Investor notifies the Company that it does not deem such sale of Common Stock to be a sale of Conversion Stock.

“Fair Market Value” means, for any non-cash consideration, the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party determined in good faith by the Majority in Interest of the Investors and certified to the Company.  Fair Market Value of any capital stock of a Person issued in connection therewith shall be determined based on the closing price (or last bid price) of such capital stock on the Business Day before the date such capital stock is issued (if such capital stock is not common stock and is convertible into common stock that is publicly traded, it shall be valued as if converted into common stock after the close of business on the day immediately prior to the date such capital stock is issued, and no deduction shall be taken therefrom on account of the illiquidity of such capital stock).  If such capital stock is not listed or quoted on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, or convertible into any capital stock that is listed or quoted on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, the Fair Market Value of such capital stock shall be determined in good faith by the Majority in Interest of the Investors and certified to the Company.

“Financial Statements” has the meaning specified in Section 3.11.

“Financing” has the meaning specified in the Recitals.

“Financing Purposes” means the consummation of the transactions contemplated by the Concurrent Transactions Documents and the Financing.

“Fund Commitment” means the sum of (i) the purchase price of the Preferred Shares to be purchased by the Investors pursuant to this Agreement plus (ii) the purchase price of the Common Shares to be purchased by the Investors pursuant to this Agreement plus (iii) the purchase price of the Investor Warrants.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Governmental Authority” shall mean any: (a) state, commonwealth, county, municipality, district or other domestic jurisdiction of any nature; (b) federal, state, local, municipal or other government; or (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, registering authority, bureau, branch, office, commission, council, self-regulatory organization, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal).

“Governmental Authorization” shall mean any permit, license, certificate, franchise,

concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.  Notwithstanding anything to the contrary contained herein, for purposes of Section 3.6 the term “Governmental Authorization” shall not include any patent issued by or pending with any Governmental Authority, any trademark registered with any Governmental Authority or any other intellectual property registered with or recognized by any Governmental Authority or any employee benefit plan maintained pursuant to any Legal Requirement.

“Gross Sale Consideration” is equal to the net cash proceeds received in connection with any External Investor Sale plus the Fair Market Value of any non-cash consideration or any capital stock of another Person issued in connection therewith.

“Hazardous Substances” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law or regulated by any Governmental Authority including petroleum and any derivatives or by-products thereof, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls and including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of any Environmental Law.

“Holder” means, with respect to each Share, the Person in whose name such Share is registered in the register maintained by the Company pursuant to Section 10.

“Independent Appraisal” means an appraisal issued by an accounting, appraisal or investment banking firm selected by the Investors from time to time, for purposes of making an annual appraisal of the assets owned by the Investors.

“Interim Financial Statements” has the meaning specified in Section 3.11.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor” and “Investors” has the meaning specified in the Preamble.

“Investor Warrants” means, collectively, the Common Stock Purchase Warrants with respect to 1,860,660 of the $1.00 Warrants, the Common Stock Purchase Warrants with respect to 1,860,660 of the $1.50 Warrants and the Common Stock Purchase Warrants with respect to 1,860,661 of the $2.00 Warrants, each issued by the Company at the Closing in substantially the form of Exhibit A hereto, as such warrants may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the respective terms thereof.

“Knowledge” with respect to a Person means the actual knowledge of such Person, after reasonable inquiry or investigation.  For purposes of this Agreement, the phrase “Knowledge of the Company” or phrases of similar import shall mean the actual knowledge of Jack Soden, Gary Hovey, Tom Benson and Jason Horowitz, after reasonable inquiry or investigation.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, litigation or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Majority in Interest of the Investors” means Investors holding more than 50% of the total of (i) the number of shares of Common Stock owned by the Investors plus (ii) the number of shares of Common Stock into which the Preferred Shares are convertible plus (iii) the number of shares of Common Stock for which the Investor Warrants are exercisable.  For purposes of the determination of the Majority in Interest of the Investors, all Preferred Shares and Investor Warrants shall be treated as if they had been converted into Common Stock as of 12:01 a.m. on such date of determination.

“Market Price” means, with respect to any security, the last reported sale price of such security on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which such security is then listed or quoted.

“Material Adverse Effect” means, when used in reference to the Company, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, prospects, condition (financial or otherwise), cash flows or results of operations of the Company and its subsidiaries, considered as an entirety and after giving effect to the consummation of the Concurrent Transactions; provided, however, that there shall not be taken into account or given effect, either individually or in the aggregate, in determining whether there has occurred or there reasonably could be expected to occur, or whether there exists a change, effect, event, circumstance, occurrence or state of facts that is or which reasonably could be expected to be, a material adverse change or a material adverse effect: (i) any change, effect, event, circumstance, occurrence or state of facts relating to the United States economy or financial or securities markets in general (but only to the extent not constituting or arising from a banking moratorium or general suspension of trading for more than five consecutive trading days on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association or not otherwise involving a decline in the Dow Jones Industrial Average of more than 25% measured over any five Nasdaq–trading day period), or (ii) any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the public announcement or performance of this Agreement and the transactions contemplated hereby.

“Order” has the meaning specified in Section 3.4.

“Party” or “Parties” means the Company and the Investors individually or collectively, as the case may be.

“Permitted Transferee” means, (i) with respect to any Investor, any other Investor or any controlled Affiliate of such Investor that has as its principal business and purpose to acquire, hold, maintain, finance, manage or dispose of investments in other entities, (ii) with respect to any Investor that is a limited partnership or general partnership or a limited liability company, any limited partner, general partner or member in connection with a distribution to limited partners, any general partner or member, (iii) with respect to any Investor that is a trust, all the beneficiaries of such trust or the grantor of the trust, and (iv) with respect to any Investor, any investment fund or vehicle for which such Investor or any of its Affiliates acts as an investment advisor or portfolio manager.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, association, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity of whatever nature.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Preferred Shares” has the meaning specified in the Recitals.

“Primary Sponsor” means Robert F.X. Sillerman.

“Principal Stockholder Sale Agreement” has the meaning specified in the Recitals.

“Principal Stockholders” has the meaning specified in the Recitals.

“Purchaser” has the meaning specified in the Recitals.

“Purchaser Warrants” has the meaning specified in the Recitals.

“Registration Rights Agreement” means the registration rights agreement by and among the Parties hereto and certain other stockholders, to be entered into at the Closing, substantially in the form of Exhibit B hereto and as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Required Filing Dates” has the meaning specified in Section 5.5.

“Response Period” has the meaning specified in Section 5.9.

“Responsible Officer” shall mean the Chairman, President and Chief Executive Officer, Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary and any Assistant Secretary of the Company.

“Restricted Securities” means (i) any shares of Series A Preferred Stock or Common Stock sold pursuant to this Agreement or issued upon the conversion of such Series A Preferred Stock or upon the exercise of the Investor Warrants held or hereafter acquired by any Holder and (ii) any Capital Stock or other securities held or hereafter acquired by any Holder which are issued or issuable in respect of the securities referred to in clause (i) of this definition in exchange for or upon conversion or exercise of such securities or by way of a stock dividend, subdivision, reclassification, recapitalization, split, combination, merger, consolidation, reorganization or such similar event.

“Returns” has the meaning specified in Section 3.5.

“Right of First Offer Election” has the meaning specified in Section 5.9.

“Right of First Offer Notice” has the meaning specified in Section 5.9.

“Schedules” means the schedules attached to the Disclosure Schedule.

“SEC Reports” has the meaning specified in Section 3.12.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Series A Preferred Stock” means the Series A Convertible Redeemable Preferred Stock, no par value, of the Company, having the number of votes per share equal to the number of shares of Common Stock into which one share of Series A Convertible Preferred Stock is convertible.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, no par value, of the Company, having the number of votes per share equal to the number of shares of Common Stock into which one share of Series B Convertible Preferred Stock is convertible.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, no par value, of the Company.

“Shares” has the meaning specified in the Recitals.

“SOXA” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Subsidiaries” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, levy, duty, tariff, impost and other charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not imposed by any governing or taxing authority.

“Third Party Private Equity Financing Transaction” means the issuance and sale of Capital Stock in the Company (or any securities of the Company convertible into Capital Stock in the Company other than such convertible debt securities with respect to which Bear, Stearns & Co. Inc. is permitted to act as book runner or placement agent pursuant to that certain Engagement Letter, dated as of December 10, 2004, between Bear, Stearns & Co. Inc. and RFX Acquisition LLC, after giving effect to any novation thereof in favor of the Company) to any investor or other financing source other than to (i) participants in any incentive option plan adopted by the Company pursuant to which grants of Capital Stock or instruments comprising derivatives of Capital Stock (such as share appreciation rights, phantom stock plans, etc.) are issued or (ii) the seller or purchaser, as the case may be, in any sale or acquisition by the Company of personal property or real property, which such issuance and sale is not made in connection with a public offering of the Capital Stock of the Company or a “PIPES” or comparable transaction.

“Total Return” as of any determination date means the sum of (i) the number of shares of Common Stock to be issued upon the conversion of the Preferred Shares then held by the Investors multiplied by the closing price (or last bid price) of the Common Stock on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which such Common Stock is then listed or quoted on any date of determination, (ii) the Gross Sale Consideration from all External Investor Sales, (iii) the amount of any cash dividends or distributions paid to the Investors on the Preferred Shares or on the Common Stock received upon conversion of the Preferred Shares, (iv) the Market Price as of the determination date of any registered publicly traded stock (to the extent not already included in clause (ii)) issued to the Investors as a dividend or distribution in respect of Preferred Shares plus any cash received in respect of the disposition of any other non-cash dividends or distributions made to the Investors in respect of the Preferred Shares, and (v) the value attributed to any non-cash dividends or distributions paid to the Investors on the Preferred Shares or on the Common Stock received upon conversion of the Preferred Shares (the “Non-Cash Value”), which Non-Cash Value shall be determined by the Investors in their sole discretion and which Non-Cash Value is not required to be the fair market value thereof; provided however, if the Company disagrees with such Non-Cash Value, the Company shall have the option of purchasing such non-cash dividends or distributions from the Investors by paying the Non-Cash Value to the Investors on the date the Total Return Shortfall is payable, in which case non-cash dividends or distributions shall not be included in the calculation of Total Return.

“Total Return Shortfall” as of any determination date is equal to the Total Return Threshold as of such date minus the Total Return as of such date; provided that if such amount is less than 0, the Total Return Shortfall as of such date of determination shall be equal to 0.

“Total Return Threshold” as of any determination date means the product of (i) the Fund Commitment multiplied by (ii) the result of an exponential equation with the base number equal to 1.08 and the exponent equal to the number of full and partial years commencing on the Closing Date and ending on such date of determination.

“Transaction Documents” means this Agreement and all documents delivered in connection with the transactions contemplated by this Agreement, including without limitation, the Articles of Amendment, the Registration Rights Agreement and the Investor Warrants.

“Transfer” means, with respect to any Restricted Securities, directly or indirectly, any sale, transfer, assignment, or other disposition of such Restricted Securities or any interest therein (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

“Transfer Agent” means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series A Preferred Stock.

“Trust” has the meaning specified in the Recitals.

 “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warrant Shares” means the shares of the Company’s Common Stock issuable upon exercise of the Investor Warrants.

2.     Purchase and Sale of Shares.

2.1           Sale and Issuance of Series A Convertible Senior Preferred Shares.

(i)            The Company shall adopt and file with the Secretary of State of the State of Colorado on or before the Closing Date Articles of Amendment to the Articles of Incorporation of the Corporation in the form attached hereto as Exhibit C (the “Articles of Amendment”).  The rights, preferences and privileges of the Preferred Shares will be as provided in the Articles of Amendment.

(ii)           Subject to the terms and conditions of this Agreement, each of the Investors agrees, severally and not jointly, to purchase from the Company at the Closing, and the Company agrees to sell and issue to each of the Investors at the Closing, that number of shares of Series A Preferred Stock as is set forth opposite such Investor’s name on Appendix 1 for the cash purchase price of $20.00 per share, with the aggregate amount to be paid by each Investor for the Preferred Shares to be acquired by such Investor being as stated on Appendix 1 opposite such Investor’s name.  The Company’s agreements with each of the Investors are conditional on each other and the sale of the Preferred Shares to each of the Investors shall only occur if all such sales of Preferred Shares are consummated.

2.2           Sale and Issuance of Common Shares; Issuance of Warrants.

(i)            Subject to the terms and conditions of this Agreement, each of the Investors agrees, severally and not jointly, to purchase from the Company at the Closing, and the Company agrees to sell and issue to each of the Investors at the Closing, that number of shares of Common Stock as is set forth opposite such Investor’s name on Appendix 1 for the cash purchase price of $0.10 per share, with the aggregate amount to be paid by each Investor for the Common Shares to be acquired by such Investor being as stated on Appendix 1 opposite such Investor’s name.  The Company’s agreements with each of the Investors are separate agreements, and the sale of the Common Shares to each of the Investors are separate sales.

(ii)           Subject to the terms and conditions of the Investors Warrants, the Company agrees to issue to each of the Investors at the Closing that number of $1.00 Warrants, $1.50 Warrants and $2.00 Warrants as are set forth opposite such Investor’s name on Appendix 1.  The Investor Warrants shall be in the form attached hereto as Exhibit A.

2.3           The Closing.  The closing of the sale and purchase of the Preferred Shares and the Common Shares pursuant to this Agreement shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Park Avenue Tower, 75 East 55th Street, New York, New York 10022 on the day on which all the conditions set forth in Sections 6 and 7 hereof are satisfied or waived, which is anticipated to be February 7, 2005, at 10:00 a.m., eastern standard time, or at such other time and place as the Company and each of the Investors may mutually agree (the “Closing”).  At the Closing, the Company shall deliver to each Investor a certificate or certificates (in definitive form) representing the Preferred Shares, the Common Shares and the Investor Warrants which such Investor is purchasing against delivery to the Company by such Investor of a certified check or wire transfer of immediately available funds in the amount of the purchase price therefor. Such certificates shall be issued in the names and the amounts sets forth on Appendix 1.

3.     Representations and Warranties of the Company.  The Company hereby represents and warrants to each of the Investors, that subject only to the exceptions specifically stated in this Section 3 and contained in the Disclosure Schedule furnished to each of the Investors concurrently herewith, the following representations and warranties are true, accurate and complete as of the date of this Agreement.

3.1           Organization, Good Standing and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as currently proposed to be conducted after giving effect to the consummation of the transactions contemplated by the Contribution Agreement.  The Company and each of its Subsidiaries are duly qualified to transact business and is in good standing in each jurisdiction where the failure so to qualify would have a Material Adverse Effect.

3.2           Authorization.  The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to carry out and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of and the performance under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and any required stockholder action on the part of the Company.  This Agreement and the Transaction Documents have been, or will be as of the Closing, as applicable, duly executed and delivered by the Company and are, or will be as of the Closing, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by (i) Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting the rights of creditors generally or by general principles of equity (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) with respect to the Registration Rights Agreement, applicable federal or state securities laws to the extent such laws may limit the indemnification provisions contained therein.  The Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and the Preferred Shares will have the rights, preferences and privileges described in the Articles of Amendment.  The Conversion Stock has been, or will be at the Closing, duly and validly reserved for issuance and, when issued in compliance with the provisions of this Agreement and the Articles of Amendment will be duly authorized, validly issued, fully paid and nonassessable.  The Investor Warrants, when issued pursuant to this Agreement, will be duly authorized and validly issued.  The Warrant Shares have been, or will be at the Closing, duly and validly reserved for issuance and, when issued pursuant to an exercise of the Investor Warrants, will be duly authorized, validly issued, fully paid and nonassessable.  The Preferred Shares and the Conversion Stock, the Investor Warrants and the Warrant Shares, and the Common Shares will be free of any Liens, charges or encumbrances other than those created by or imposed upon the holders thereof through no action of the Company, and the Preferred Shares and the Conversion Stock, the Investor Warrants and the Warrant Shares, and the Common Shares will be free of restrictions on transfer, other than the restrictions on transfer under this Agreement and pursuant to applicable state and federal securities laws.

3.3           Absence of Defaults and Conflicts.  The Company and its Subsidiaries are not in violation of their respective articles of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, agreement, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it is bound, or to which either of the property or assets of the Company or a Subsidiary is subject (collectively, the “Agreements and Instruments”), except where the violation could not reasonably be expected to have a Material Adverse Effect; and the execution and delivery of and performance under this Agreement, the Transaction Documents and any other Agreements and Instruments, and the consummation of the transactions contemplated herein or therein (including without limitation the issuance of the Preferred Shares, the Investor Warrants and the Common Shares) and compliance by the Company and its Subsidiaries with their respective obligations hereunder and thereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of or a default under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any Subsidiary pursuant to such Agreements and Instruments, nor will such actions result in any violation of or require any notice, consent or waiver or trigger any change of control provisions of the articles of incorporation or formation, bylaws, operating agreement or other organizational documents of the Company or any Subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any court or Governmental Authority having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties.

3.4           Absence of Proceedings.  Except as set forth in Schedule 3.4, there is no action, suit or proceeding, claim, arbitration or investigation (collectively, “Actions”) before or by any court, arbitrator, arbitrational body or Governmental Authority, pending or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, or affecting any of the properties or assets of the Company or its Subsidiaries which individually or in the aggregate would have a Material Adverse Effect or relating to the transactions contemplated by this Agreement or the other Transaction Documents or the Concurrent Transactions.  To the Knowledge of the Company, there is no Action pending or threatened in writing against any of its officers, directors or employees in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company.  None of the Company, its Subsidiaries or any of its assets or properties is subject to the provisions of any order, writ, injunction, judgment, ruling, decision or decree (collectively, an “Order”) of any court, arbitrator, arbitrational body or Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

3.5           Tax Returns and Payments.  The Company and its Subsidiaries have duly filed on a timely basis all tax returns, whether Federal, state, local or foreign, required to be filed by it (giving effect to any valid extensions by the Company) (such tax returns collectively, the “Returns”) other than such failures as would not reasonably be expected to have a Material Adverse Effect.  All such returns, as filed, are true, correct and complete in all material respects.  The Company and its Subsidiaries have paid all Taxes shown to be due on such Returns, except for (i) any Taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or its Subsidiaries, as the case may be, has established adequate reserves in accordance with GAAP, without regard to the materiality thereof, (ii) any Taxes not yet due and payable, and (iii) any Taxes with respect to which the failure to pay would not reasonably be expected to cause a Material Adverse Effect.  To the Knowledge of the Company, there are no additional assessments pending with any Governmental Authority with respect to such Returns discussed in this Section 3.5.  No claims, investigations, audits or adjustments relating to such Taxes have been made or proposed in writing by any taxing authority.  The Company and its Subsidiaries have withheld all amounts required to be withheld of payments of compensation and remitted such amounts to the proper authorities.

3.6           Governmental Consents.  Except as set forth on Schedule 3.6, no Governmental Authorization is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents and the transactions to be consummated hereby and thereby, other than filings required to be made after the Closing under applicable U.S. Federal and state securities or “blue sky” laws (which filings will be made by the Company in accordance with such laws).

3.7           Investment Company Act.  The Company is not, and upon the issuance of the Preferred Shares, the Investor Warrants and the Common Shares as herein contemplated will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act.

3.8           Subsidiaries.  Immediately prior to the consummation of the Concurrent Transactions, the Company had no Subsidiaries, other than EPE Holding Corporation, and does not own or control, directly or indirectly, any shares of Capital Stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise. On the Closing Date, effective with the consummation of the transactions contemplated by the Contribution Agreement, the Company will have the Subsidiaries listed on Schedule 3.8 hereto.  Each such Subsidiary is a corporation or limited liability company duly incorporated, formed or organized, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.  Each such Subsidiary has all requisite corporate or limited liability company power and authority to own its properties and to carry on its business as now conducted and as currently proposed to be conducted after giving effect to the consummation of the transactions contemplated by the Contribution Agreement.  Except as set forth on Schedule 3.8, on the Closing Date all of the issued and outstanding Capital Stock of each Subsidiary will be owned beneficially and of record by the Company, one of the Company’s other such Subsidiaries, or any combination of the Company and/or one or more of its other Subsidiaries, free and clear of any Liens, except for restrictions on transfer imposed by applicable securities laws.  Except as set forth on Schedule 3.8, there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its Capital Stock to any person other than the Company or a Subsidiary of the Company.

3.9           Capitalization.

(a)        The authorized, issued and outstanding Capital Stock of the Company as of the date hereof and is, and on the Closing Date prior to the Closing will be as set forth in Schedule 3.9 hereof under “Actual Capitalization.” All outstanding shares of Capital Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(b)        The authorized, issued and outstanding Capital Stock of the Company immediately after the Closing and the closing of the Concurrent Transactions will be as set forth in Schedule 3.9 hereof under “Pro Forma Capitalization.”  All shares of Capital Stock of the Company outstanding immediately after the Closing and the closing of the Concurrent Transactions will be duly authorized, validly issued, fully paid and non-assessable.

(c)        Other than as set forth on Schedule 3.9, the Company does not have outstanding any securities convertible into or exercisable or exchangeable for any shares of its Capital Stock nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any of its Capital

Stock or securities convertible into or exercisable or exchangeable for any of its Capital Stock. Other than as set forth on Schedule 3.9, no shares of the Company’s outstanding Capital Stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other Person), pursuant to any agreement or commitment of the Company.  Except as set forth on Schedule 3.9, the Company has no obligation to pay any dividend on or make any distribution in respect of any Capital Stock.

(d)        Except as set forth on Schedule 3.9, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, evidences of indebtedness or commitments of any character, written or oral, under which the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of any shares of the Capital Stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the Capital Stock or other equity interests of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as set forth on Schedule 3.9, the outstanding Capital Stock of the Company is not subject to any voting trust agreement or other agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of such Capital Stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of the Company.  Other than the transactions contemplated by this Agreement, the other Transaction Documents and the Concurrent Transaction Agreements, there are no outstanding obligations or other commitments of the Company to make any Investment (in the form of a loan, capital contribution or other obligation to provide funds) in, any other Person.

(e)        Upon issuance thereof, the Preferred Shares and the Conversion Stock, the Investor Warrants and the Warrant Shares, and the Common Shares will be free of any Liens other than restrictions on transfer under state and federal securities laws.  The Preferred Shares, upon issuance in accordance with the terms of this Agreement, and the Conversion Stock, upon issuance in accordance with the terms of the Articles of Amendment, and the Warrant Shares when issued upon exercise of the Investor Warrants and the Common Shares will be duly authorized, validly issued, fully paid and nonassessable, and owned by the Investors, free from Liens other than restrictions on transfer under state and federal securities laws.  The Conversion Stock has been duly and validly reserved for issuance on the conversion of the Series A Preferred Stock and the Warrant Shares have been duly and validly reserved for issuance upon exercise of the Investor Warrants.

(f)         All the issued and outstanding shares of Capital Stock of the Company have been offered and sold in compliance with applicable U.S. Federal and state securities or “blue sky” laws.  The offer, sale and issuance of the Preferred Shares, the Common Shares and the Investor Warrants will be made in compliance with all applicable U.S. Federal and state securities or “blue sky” laws.  Neither the Company nor any Person or entity acting on its behalf has taken or will take any action which would subject the offering, sale and issuance of the Preferred Shares, the Common Shares or the Investor Warrants to the registration requirements of the Securities Act.

(g)        Other than the rights of holders of Common Stock, Series A Preferred Stock and Series C Preferred Stock, no Person has any rights to vote for the election of members of the Company’s Board of Directors.

3.10         Certain Changes or Events.  Except as set forth in Schedule 3.10, since September 30, 2004, (i) the Company has not authorized or made any distributions, or declared or paid any dividends, upon or with respect to any of its Capital Stock or other equity interests, nor has the Company redeemed, purchased or otherwise acquired, or issued or sold, any of its Capital Stock or other equity interests; (ii) the Company has not entered into any material transaction, other than the Concurrent Transaction Agreements and other agreements related thereto and hereto; (iii) the Company has not incurred any indebtedness for borrowed money or made any loans or advances to any Person which are individually in excess of $500,000 or in excess of $1,000,000 in the aggregate; (iv) there has been no waiver by the Company of a material right or of a material debt owed to it; (v) the Company has not failed to satisfy or discharge any Lien, except in the ordinary course of business and would not reasonably be expected to cause a Material Adverse Effect; (vi) there has been no material change in any compensation, arrangement or agreement with any employee, director, stockholder or Affiliate (as defined below) thereof; (vii) since the enactment of the SOXA, the Company has not made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company; and (viii) there has been no agreement or commitment by the Company to do or perform any of the acts described in this Section 3.10.

3.11         Financial Statements and Reports.

(a)        Schedule 3.11 sets forth (i) the audited balance sheet of the Company as of December 31, 2003 and the related audited statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended (the “Audited Financial Statements”); and (ii) the audited balance sheet of the Company as of September 30, 2004 and the related audited statements of income, changes in stockholders’ equity and cash flows for the Company for the nine-month period then ended (the “Interim Financial Statements,” together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared by the Company in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition and results of operations of the Company as of the dates thereof, and, with respect to the Interim Financial Statements, subject to normal year-end adjustments that are not material in amount or effect and the absence of footnotes and similar presentation items therein.  Except as set forth in the Financial Statements or on Schedule 3.11, the Company does not have any liabilities or obligations of any nature (absolute, accrued, fixed, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company, or disclosed in the notes thereto or, even if not so required to be set forth or disclosed, that are material to the Company.  Other than as set forth in the Financial Statements or on Schedule 3.11, the Company has no “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the Commission).

(b)        As of the Closing Date, the Company will have in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the principal executive officer and principal financial officer of the Company to engage in the review and evaluation process mandated by Section 302 of SOXA.  The Company’s “disclosure controls and procedures” are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission, and that such information is accumulated and communicated to the Company’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required by Section 302 of SOXA with respect to such reports.

3.12         SEC Reports.  Except as set forth on Schedule 3.12, the Company has filed on a timely basis with the Commission all forms, reports, schedules, registration statements, definitive proxy or information statements and other documents required to be filed by the Company with the Commission since January 1, 2001 (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto as well as any Current Reports on Form 8-K that have been filed with or furnished to the Commission, collectively, the “SEC Reports”).  As of their respective dates, except as set forth in Schedule 3.12, each SEC Report (including, without limitation, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act and the Securities Act that are or were applicable to such SEC Report, and none of the SEC Reports contained when filed or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.13         No Undisclosed Brokers or Finders Fees.  Except as set forth on Schedule 3.13, there are no brokerage or finders’ fees or agents’ commissions or any similar charges due in connection with this Agreement, the other Transaction Documents or the Concurrent Transactions.

3.14         Registration Rights.  Except as set forth on Schedule 3.14, there are no contracts, agreements or understandings between the Company and any other Person granting such Person the right to require the Company to file a registration statement under the Securities Act with respect to any securities that the Company owned or to be owned by such a Person or to require the Company to include such securities in the Securities registered pursuant to any of the registration statements filed by the Company under the Securities Act.

3.15         Private Placement.  Based on the Investors’ representations set forth in Sections 4.3 and 4.5 of this Agreement, the offer, sale and issuance of the Preferred Shares, the Investor Warrants and the Common Shares as contemplated by this Agreement, the issuance of the Conversion Stock, and the issuance of the Warrant Shares upon exercise of the Investor Warrants is exempt from the registration requirements of the Securities Act.  Neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the offer, sale or issuance of the Shares, the Investor Warrants, the Conversion Shares or Warrant Shares not to be exempt from the registration requirements of the Securities Act.

3.16         Environmental and Safety Laws.  Except as set forth in the Contribution Agreement, the disclosure schedules and exhibits thereto (as defined and referenced in the Contribution Agreement) and except as would not be reasonably likely to have a Material Adverse Effect:

(a)        the Company is in compliance with all applicable Environmental Laws.  To the Company’s Knowledge, the Company has not received any written claim, notice, complaint, Order or request for information from any Governmental Authority or private party (i) alleging any violation of, or asserting any non-compliance with any Environmental Law or permit, (ii) asserting potential or actual liability under Environmental Laws for matters relating to Hazardous Substances contamination or exposure or (iii) requesting information or investigation or clean-up of any site under any Environmental Law.

(b)        Neither the Company nor, to the Knowledge of the Company, any third party, has released at or transported from any real property or any facility owned, leased, operated or controlled by the Company or any legally responsible predecessor thereof any Hazardous Substances.

3.17         ERISA.

(a)        Except, in the case of the Subsidiaries, as set forth in the Contribution Agreement, the Company has no written or unwritten executive compensation plans, bonus plans, incentive compensation plans, deferred compensation plans or agreements, retirement plans, employee stock purchase plans, group life insurance, hospitalization insurance, sale bonus, stay bonus, severance or other employee benefit plans (as defined in Section 3(3) of ERISA) (collectively, “Benefit Plans”).

(b)        Except as set forth on Schedule 3.17(b), neither the Company nor any of its Subsidiaries is a member of a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), any trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) or an affiliated service group (as defined in Section 414(m) of the Internal Revenue Code).

(c)        The Company and its Subsidiaries have substantially performed and complied in all material respects with any obligations under or with respect to any Benefit Plans to which it may have been party.  Each of the Benefit Plans set forth on Schedule 3.17(c) is intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could reasonably be expected to adversely affect such qualified status.  Neither the Company nor any of its Subsidiaries has, and has not had within the last six calendar years, a “multiemployer plan” within the meaning of Section 3(37) of ERISA and neither the Company (or any affiliated company under Sections 414(b), (c) or (m) of the Internal Revenue Code) nor any of its Subsidiaries has maintained, been required to contribute to, or been required to pay any amount with respect to a “multiemployer plan” at any time in the past three (3) years.  Neither the Company nor any of its Subsidiaries has and nor have they had within the last six calendar years any single employer defined benefit pension plans subject to Title IV of ERISA and neither the Company (nor an affiliated company as defined in the preceding sentence) has sponsored or contributed to a defined benefit pension plan subject to Title IV at any time in the past three (3) years.  Except in the case of the Subsidiaries as set forth in the Contribution Agreement, the Company does not have any “employee pension benefit plan(s)” within the meaning of Section 3(2) of ERISA (“Pension Plan”), whether or not intended to be qualified under Section 401(a) of the Internal Revenue Code.

(d)        There is no pending or, to the Knowledge of the Company, threatened litigation against the Company or any of its Subsidiaries relating to any Benefit Plans set forth on Schedule 3.17(c).  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan set forth on Schedule 3.17(c) that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(e)        No liability under Title IV of ERISA has been or is expected by the Company or any of its Subsidiaries to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated Pension Plan currently or formerly maintained by the Company or any of its Subsidiaries within the last six calendar years.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Benefit Plan within the twelve-month period ending on the date hereof.

(f)         Except, in the case of the Subsidiaries, as set forth in the Contribution Agreement, the Company and its Subsidiaries have no obligations for retiree health and life benefits under any Benefit Plans.  All group health plans of the Company and its Subsidiaries, if any, have been operated in material compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA.

(g)        The consummation of the transactions contemplated by this Agreement will not entitle any employee or former employee of the Company or any of its Subsidiaries to severance pay, or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any such employee or former employee.  The Company has not announced any type of plan or binding commitment to create any additional Benefit Plan or to enter into any agreement with an employee, or to amend or modify any existing Benefit Plan or agreement.

3.18         Compliance.  The Company is and its Subsidiaries are, in all material respects, in compliance with all applicable domestic and foreign statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees and arbitration awards (including, without limitation, environmental laws, labor laws and the Foreign Corrupt Practices Act).  There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is or they are bound, or of any provision of any foreign, Federal or state judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company or any of its Subsidiaries, which restricts in any respect the conduct of its or their business, or that in any manner relates to its or their policies, affairs or management, or that otherwise materially adversely affects the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has, during the past two years, received any notice relating to any violation or potential violation of any applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees and arbitration awards.

3.19         Employees.  Except, in the case of the Subsidiaries, as set forth in the Contribution Agreement or the schedules thereto, the Company and its Subsidiaries have no employees who receive an annual salary of more than $75,000 and no employee of or consultant to the Company or its Subsidiaries is a party to a written employment or consulting agreement or arrangement.  None of the employees of the Company or its Subsidiaries are represented by any labor union, the Company and its Subsidiaries do not have any collective bargaining relationship or duty to bargain with any “Labor Organization” (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and the Company and its Subsidiaries do not recognize any labor organization as the collective bargaining representative of any of its employees.  There is no contract, agreement, plan or arrangement (oral or written) covering any employee of the Company or its Subsidiaries with “change of control”, “stay-put”, severance or similar provisions.

3.20         Books and Records.  The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors (including committees) of the Company.

3.21         Contribution and Exchange Agreement.  All of the representations and warranties of the Trust made in Article IV of the Contribution Agreement and of the Company and the Purchaser made in Article V of the Contribution Agreement that are qualified as to materiality or a Material Adverse Effect are true and correct, and those not so qualified are true and correct in all material respects, after giving effect to the transactions contemplated hereby and by the Concurrent Transactions, as of the date hereof and as of the Closing Date as if made on and as of such time.

3.22         Sufficiency of Assets.  Upon and after the Closing and the consummation of the Concurrent Transactions, the Company will own or will hold a valid license to or leasehold interest in all assets, properties and rights necessary to conduct its business as currently conducted and as proposed to be conducted, in all material respects.

3.23         Affiliate Arrangements.  Schedule 3.23 sets forth a correct and complete list of (i) all loans or advances by the Company or its Subsidiaries, to and all indebtedness owed to the Company and its Subsidiaries by, any officer, director or Affiliate of the Company and their respective Affiliates, and (ii) all agreements, contracts and other arrangements between the Company or its Subsidiaries and any officers, directors or Affiliates of the Company, its Subsidiaries and their respective Affiliates.

4.     Representations and Warranties of the Investors.  Each Investor, with respect to itself, severally as to itself and not jointly, hereby represents and warrants to the Company, that subject only to the exceptions specifically stated in this Section 4, the following representations and warranties are true, accurate and complete as of the date of this Agreement.

4.1           Organization.  Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2           Authorization.  Such Investor has all requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized by all necessary action on the part of such Investor.  This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by such Investor and constitutes its legal, valid and binding obligation, enforceable against such Investor in accordance with its terms, except (i) as limited by Bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable relief and (iii) to the extent that the enforceability of any indemnification provisions may be limited by applicable law.  The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party will not violate or conflict with any provision of such Investor’s governing documents as currently in effect.

4.3           No Intended Resale.  The Preferred Shares, the Investor Warrants and the Common Shares are being acquired by such Investor for investment for its own account for investment purposes, and not with a view to, or for sale in connection with, any distribution thereof.  Such Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation rights to such Person or to any third party with respect to any of the Preferred Shares, the Investor Warrants or the Common Shares; without prejudice, however, to the Investor’s rights at all times to sell or otherwise dispose of all or any part of such Shares pursuant to a registration under the Securities Act or under an exemption from such registration available under the Securities Act.

4.4           Restricted Securities.  Such Investor understands that the Preferred Shares, the Investor Warrants and the Common Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.  Such Investor understands that no public market now exists for the Preferred Shares and that a public market may never exist for the Preferred Shares.

4.5           Investor Representations.  Such Investor is an Accredited Investor.  Such Investor (a) understands that the Preferred Shares, the Investor Warrants and the Common Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits of and the risks inherent in an investment in the Company and (c) is able to bear the economic risk of investing in the Company and the Preferred Shares, the Investor Warrants and the

Common Shares in that, among other factors, such Investor can afford to hold the Preferred Shares and the Common Shares for an indefinite period and can afford a complete loss of such Investor’s investment in the Company; provided, however, that no such investigation by any Investor shall limit, diminish, or constitute a waiver of any representation or warranty made by the Company in this Agreement or any Transaction Documents or impair any rights which any Investor may have with respect thereto.

4.6           Legends.  Such Investor understands that the certificates evidencing the Preferred Shares and the Common Shares will bear the following legends, in addition to any legend required by applicable state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND COMPLIANCE WITH THE REQUIREMENTS OF ANY RELEVANT STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF SECTION 11.1(a) OF A STOCK PURCHASE AGREEMENT DATED AS OF FEBRUARY 7, 2005 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SUCH STOCK PURCHASE AGREEMENT.  THE RESTRICTIONS IN SECTION 11.1(a) SHALL TERMINATE UPON THE EARLIER OF ONE YEAR FROM THE DATE OF INITIAL ISSUANCE OR SUCH EARLIER DATE AS IS PROVIDED FOR IN SECTION 11.1(a) OF SUCH STOCK PURCHASE AGREEMENT.”

In the event any other legend is placed on the certificates evidencing the Preferred Shares or the Common Shares which is required by the law of the State of Colorado, such legend shall be removed if the Company becomes domiciled in another jurisdiction and such legend is not required by such other jurisdiction.

4.7           Brokers or Finders.  Except as disclosed in Schedule 4.7, the Company will not incur as a result of any agreement entered into by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

5.     Covenants.  For so long as any Series A Preferred Stock remains outstanding, the Company will perform or comply with, as required, each of the following covenants (as used in this Section 5 (unless the context otherwise requires), the term “Company” shall mean the Company and its Subsidiaries, individually or collectively, as appropriate):

5.1           Payment of Taxes and Claims.  The Company will pay and discharge promptly all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar Persons for labor, materials, supplies and rentals which, if unpaid, might by law become a Lien upon its property, except where the failure could not reasonably be expected to have a Material Adverse Effect; provided, however, that none of the foregoing need be paid while being contested in good faith by appropriate proceedings initiated within the period allowed by applicable law, rule or regulation and diligently conducted so long as (i) adequate book reserves have been established in accordance with GAAP with respect thereto and (ii) the Company’s title to or right to the use of its properties is not adversely affected thereby.

5.2           Maintenance of Properties and Corporate Existence.  The Company will:

(a)        maintain its property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be conducted properly and advantageously at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)        keep adequately insured, by financially sound and reputable insurers, all of its property of a character usually insured by entities engaged in the same or a similar business similarly situated against loss or damage of the kinds and in amounts customarily insured against by such entities and with deductibles or co-insurance no greater than is customary, and carry, with such insurers in customary amounts and with deductibles or co-insurance no greater than is customary, such other insurance, including public liability insurance and liability insurance against claims for any violation of applicable law, as is usually carried by entities engaged in the same or a similar business similarly situated;

(c)        keep proper books of record and account in which entries will be made of all its business transactions and generally maintain a system of accounting established and administered, in accordance with GAAP; and

(d)        except as otherwise permitted or contemplated hereby, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and such rights, patents, trademarks, copyrights, licenses, permits, franchises and Governmental Authorizations as the Company determines to be necessary, or as are required for the present and presently planned future conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided; however, that the Company may, in its sole discretion, cause the Company to merge with and into another Person incorporated or formed in a State other than the State of Colorado in a reorganization subject to Section 368(a)(1)(F) of the Internal Revenue Code; provided that the surviving entity assumes all of the Company’s obligations to the Investors hereunder and under the other Transaction Documents, and such merger does not adversely affect any of the Investors’ rights hereunder or under the other Transaction Documents or the rights, privileges or preferences of any of the Shares under the articles of incorporation of the Company, as amended from time to time.

5.3           Compliance with Law.  The Company will, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect:

(a)        not violate any laws, ordinances, governmental rules or regulations to which it is, or might become, subject, unless the same are being contested by the Company in good faith and by appropriate proceedings which shall legally prevent the imposition of any penalty on the Company or such Subsidiaries for such noncompliance; or

(b)        use its best efforts to obtain or retain (as applicable) any patents, trademarks, service marks, trade names, copyrights, design patents, licenses, permits, franchises or other Governmental Authorizations necessary or required to or for the ownership of its property or to or for the conduct of its business.

5.4           Financing Purposes.  The net proceeds of the Financing shall be used by the Company solely for the Financing Purposes and as specified on Schedule 5.4 hereto. The Investors hereby acknowledge their consent to the consummation of the acquisitions and other transactions set forth on Schedule 5.4.

5.5           Reports.  Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file them.  The Company shall also (whether or not it is required to file reports with the Commission), within thirty (30) days of each Required Filing Date, (1) transmit by mail to all Holders of the Series A Preferred Stock, as their names and addresses appear on the records of the Transfer Agent and to any Persons that request such reports in writing, without cost to such holders or Persons, and (ii) file with the Transfer Agent copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Company shall not be required to file any report or other information with the Commission if the Commission does not permit such filing.

5.6           Availability of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Preferred Shares and the exercise of the Investor Warrants.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Preferred Shares and the exercise of the Investor Warrants, or otherwise comply with the terms of this Agreement or any other Transaction Document, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

5.7           Delivery of Cash or Issuance of Additional Shares.  In the event that, on February 7, 2011, there is a Total Return Shortfall, the Company shall distribute to the Investors or their Permitted Transferees, in the aggregate, an amount equal to such Total Return Shortfall, which distribution, in the Company’s sole discretion, shall be made in cash, Series A Preferred Stock (such Series A Preferred Stock to be valued at its Stated Value) or Common Stock (such Common Stock to be valued at Fair Market Value) or a combination thereof within thirty (30) days thereafter.

5.8           Transactions with Related Parties.  If the Company’s Common Stock is listed on a national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, the Company agrees to comply with the rules of the national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which it is primarily listed with respect to engaging in transactions, contracts, agreements, understandings, loans, advances or guarantees with, or for the benefit of, any director, officer, Affiliate or related party (each, an “Affiliate Transaction”).  If the Company’s Common Stock is not listed on a national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, it agrees to comply with the Nasdaq National Market requirements with respect to related party transactions.

If any amounts paid to an Affiliate of the Trust or the Purchaser in connection with an Affiliate Transaction are greater than the amount that would be paid to an unaffiliated party providing the same goods or services to the Company (such excess amount, an “Excess Affiliate Payment”), the Investors shall have the right to deem such Excess Affiliate Payment to be a dividend to the Trust or the Purchaser, as the case may be, on all of the Common Stock held by such entity for purposes of Section 3(a) of the Articles of Amendment.

5.9           Right of First Offer.

(a)        From the date of this Agreement and so long as the Investors and their Permitted Transferees hold, on an as converted basis, at least 50% of the (i) aggregate number of shares of Common Stock issuable upon exercise of the Investor Warrants and the conversion of the Preferred Shares as of the Closing Date (in each case, after adjusting for stock splits, stock dividends, recapitalizations, mergers, consolidations or similar events occurring after the Closing Date that effects a change in the capitalization of the Company) plus (ii) the number of the Common Shares purchased by the Company on the Closing Date pursuant to this Agreement, the Company will not consummate any Third Party Private Equity Financing Transaction without first delivering to the Investors the terms of such proposed Third Party Private Equity Financing Transaction in writing (the “Right of First Offer Notice”) including the proposed purchase price, the other economic terms and conditions and other material conditions of such proposed Third Party Private Equity Financing Transaction (whether or not the Company has received a binding commitment from a Person in respect of such Third Party Private Equity Financing Transaction at such time), and such Right of First Offer Notice shall contain and be accompanied by detailed computations setting forth the Company’s best estimate of the net proceeds to the Company of such proposed Third Party Private Equity Financing Transaction.  At any time within ten (10) Business Days of the date the Company delivers the Right of First Offer Notice with respect to any proposed Third Party Private Equity Financing Transaction described above (the “Response Period”), the Investors shall have the right, exercisable by delivery of notice in writing (the “Right of First Offer Election”) to the Company, to elect to either:

(i)            provide the financing on the terms contemplated by the Right of First Offer Notice and consummate the proposed Third Party Private Equity Financing Transaction with the Company; or

(ii)           not provide the financing contemplated by the Right of First Offer Notice, in which case the Company shall be permitted to consummate the Third Party Private Equity Financing Transaction contemplated in the Right of First Offer Notice provided such Third Party Private Equity Financing Transaction is consummated within seventy-five (75) days.

(b)        If the Investors do not deliver the Right of First Offer Election within the Response Period, the Investors shall be deemed to have waived their right of first offer and the Company shall be permitted to consummate such Third Party Private Equity Financing Transaction contemplated in the Right of First Offer Notice provided such Third Party Private Equity Financing Transaction is consummated within seventy-five (75) days.  If the Investors deliver a Right of First Offer Election to the Company but do not provide the financing contemplated by the related Right of First Offer Notice within seventy-five (75) days after the Company’s written request therefor, and all customary closing conditions with respect to such proposed Third Party Private Equity Financing Transaction are satisfied, the Investors’ rights under this Section 5.9 shall terminate and the Company shall thereafter be permitted to enter into any Third Party Private Equity Financing Transaction without providing a Right of First Offer Notice to the Investors.

5.10         Insurance.  As of the Closing Date and at all times thereafter, the Company shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance to protect the Company and its Subsidiaries and their respective material properties and assets against the risks involved in the businesses conducted by the Company and its Subsidiaries, respectively.

5.11         Issuance of Warrants.  In the event that the Company issues warrants, convertible stock, options, rights or other derivatives exercisable for, convertible into or exchangeable into Common Stock, the Company will give notice thereof to the Investors concurrently with or prior to such issuance, specifying the terms and conditions including the exercise, conversion, exchange or strike price therefor and the number of any such warrants, convertible stock, options, rights or other derivatives exercisable for, convertible into or exchangeable into Common Stock being issued.

5.12         Appraisal of the Preferred Shares.  From the date of this Agreement until the Investors no longer beneficially own any Preferred Shares, the Company shall promptly pay or reimburse the Investors for the reasonable costs of an Independent Appraisal of the value of the Series A Preferred Stock, no more frequently than once per calendar year, for purposes of valuing the Investors’ investment in the Company.

6.     Conditions to Obligations of the Investors.  Each Investor’s obligation to purchase its respective Shares at the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, of which conditions (a) and (b) may be waived at the option of such Investor:

(a)        The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects when made, and such representation and warranties shall be true and correct at the Closing after giving effect to the Concurrent Transactions and the transactions contemplated hereby and by the other Transaction Documents (in each case, without giving effect to any “material” or “Material Adverse Effect” qualifiers contained therein), with the same force and effect as if they had been made on and as of said date, in either case, without giving effect to any update of or modification to the Disclosure Schedule made or purported to be made after the date of this Agreement.

(b)        All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such purchase shall have been performed or complied with in all respects, and the Company shall not be in breach or default in the performance of or compliance with any of the provisions of this Agreement or the Contribution Agreement.

(c)        There shall not then be in effect any legal, court or other order enjoining or restraining the transactions contemplated by this Agreement.

(d)        There shall not be in effect any law, rule or regulation prohibiting or restricting such purchase or requiring any consent or approval of any Person which shall not have been obtained to issue the Preferred Shares, the Common Shares or the Investor Warrants (except as otherwise provided in this Agreement).

(e)        Each of the Investors shall have received opinions of counsel to the Company with respect to the Preferred Shares, the Common Shares, the Transaction Documents and the transactions contemplated thereby and as to such other matters, in substantially the form attached hereto as Exhibit D, and the Investors shall be entitled to rely on the opinions delivered in connection with the Contribution Agreement.

(f)         The Company shall have duly filed with the Secretary of State of the State of Colorado the Articles of Amendment, and the Articles of Amendment shall be in full force and effect and shall not have been amended.

(g)        All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body required in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, lawful issuance and sale of the Shares and the Investor Warrants pursuant to this Agreement shall have been duly obtained and shall be in full force and effect on and as of the Closing.

(h)        All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor and to the Investors’ counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request.  Such documents shall include (but not be limited to) the following:

(i)            A copy of the Articles of Amendment, the charter and the Bylaws of the Company (as amended through the date of the Closing), certified by the Secretary of the Company as true and correct copies thereof as of the Closing.

(ii)           A certificate of the Secretary or an Assistant Secretary or other officer of the Company certifying the names of the officers of the Company authorized to sign this Agreement, the Transaction Documents, the certificates for the Preferred Shares, the Common Shares, and the Investor Warrants and the other documents, instruments or certificates to be delivered pursuant to this Agreement and the other Transaction Documents by the Company or any of its officers, together with the true signatures of such officers.

(iii)          A certificate of a Responsible Officer certifying that the conditions specified in Sections 6(a), (b), (c), (k) and (m) have been fulfilled.

(iv)          A copy of the resolutions of the Board of Directors and, if required, the shareholders of the Company authorizing this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares and the Investor Warrants, certified by the Secretary of the Company to be true, complete and correct.

(v)           Good standing certificates issued by the Secretary of State of the State of Colorado dated within three days of the Closing.

(i)         Each of the Investors and the Company and the other parties thereto shall have executed and delivered each of the Transaction Documents to which each is a party.

(j)         The Company shall have taken all necessary action for the election immediately following the Closing of the Investors’ designees to the Company’s Board of Directors.

(k)        The Company shall have obtained all authorizations, approvals, permits, if any, of any Governmental Authority or regulatory body and all consents and approvals of any third party, including but not limited, to the consents set forth on Schedule 3.6 that are required in connection with the consummation of the transactions provided for herein and in the Transaction Documents.

(l)         The Common Stock Purchase Agreement shall have been amended, or shall be amended concurrently with the Closing, to reduce the number of $1.00 Warrants granted to the Purchaser thereunder by 1,860,660, the $1.50 Warrants granted to the Purchaser thereunder by 1,860,660 and the $2.00 Warrants granted to the Purchaser thereunder by 1,860,661 and the Purchaser shall have exercised $1.00 Warrants for the purchase of 5,000,000 shares of Common Stock.

(m)       The Concurrent Transactions shall have been consummated or shall be consummated concurrently with the Closing in accordance with the Concurrent Transaction Agreements.

If the Investors specifically waive in writing the conditions set forth in Section 6(a) or Section 6(b) hereof, any breach of a representation, warranty or covenant so waived in writing shall not survive the Closing.

7.     Conditions to Obligations of the Company.  The Company’s obligation to sell and issue the Preferred Shares and the Common Shares at the Closing is subject to the fulfillment at or prior to the Closing of the following conditions, of which conditions (a) and (b) may be waived at the option of the Company:

(a)        The representations and warranties made by the Investors in Section 4 hereof shall be true and correct in all material respects when made, and such representation and warranties shall be true and correct in all material respects at the Closing with the same force and effect as if they had been made on and as of said date.

(b)        All covenants, agreements and conditions contained in this Agreement to be performed by the Investors on or prior to such sale shall have been performed or complied with in all material respects.

(c)        All of the Investors shall purchase the Shares as set forth opposite their respective names on Appendix I hereto pursuant to Section 2.1(ii) hereof.

(d)        There shall not then be in effect any legal, court or other order enjoining or restraining the transactions contemplated by this Agreement.

(e)        There shall not be in effect any law, rule or regulation prohibiting or restricting such purchase or requiring any consent or approval of any Person which shall not have been obtained to issue the Preferred Shares, the Common Shares or the Investor Warrants (except as otherwise provided in this Agreement).

(f)         Each of the Investors and the Company and the other parties thereto shall have executed and delivered each of the Transaction Documents to which each is a party.

(g)        The Common Stock Purchase Agreement shall have been amended, or shall be amended concurrently with the Closing, to reduce the number of $1.00 Warrants granted to the Purchaser thereunder by 1,860,660, the $1.50 Warrants granted to the Purchaser thereunder by 1,860,660 and the $2.00 Warrants granted to the Purchaser thereunder by 1,860,661.

(h)        The Concurrent Transactions shall have been consummated or shall be consummated concurrently with the Closing in accordance with the Concurrent Transaction Agreements.

If the Company specifically waives in writing either of the conditions set forth in Section 7(a) or Section 7(b) hereof, any breach of a representation, warranty or covenant so waived in writing shall not survive the Closing.

8.     Termination.

8.1           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i)            by the mutual written consent of the Investors and the Company;

(ii)           by the Company, if the Company is willing and able to close and the Closing Date shall not have occurred on or before the date that is six (6) months after the date on which all conditions to closing set forth in Sections 6 and 7 have been satisfied;

(iii)          by the Company if any court or Governmental Authority shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such law, order, judgment, decree, injunction, ruling or other action shall have become final and non-appealable;

(iv)          by the Company, (a) if there shall have occurred, on the part of any Investor, a breach of any material representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by the Company to such Investor, (b) if any of the Concurrent Transaction Agreements is terminated in accordance with the terms thereof or (c) upon the failure of a closing condition set forth in Section 7 which is not curable; or

(v)           by a Majority in Interest of the Investors, (a) if there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in the this Agreement which is not curable or, if curable, is not cured on or prior to the earlier of (x) ten (10) calendar days after written notice of such breach is given by the Investors to the Company and (y) the date on which all conditions to the consummation of the transactions contemplated hereby not related to such breach have been satisfied, (b) if any of the Concurrent Transaction Agreements is terminated in accordance with the terms thereof or (c) upon the failure of a closing condition set forth in Section 6 which is not curable.

8.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, members or stockholders, other than pursuant to the provisions of this Section 8.2 and Section 8.3, which shall survive any such termination.  Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

8.3           Fees and Expenses.

(i)            All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that whether or not the transactions contemplated by this Agreement are consummated (unless due to a termination of this Agreement by the Company pursuant to Section 8.1(iv)(a), the Company shall pay all reasonable fees and expenses of the Investors relating to the transactions contemplated by this Agreement and the other Transaction

Documents up to a maximum of $250,000, including the reasonable fees and disbursements of outside counsel and accountants for the Investors.

(ii)           The amounts payable pursuant to Section 8.3(i) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement except if the termination is pursuant to Section 8.1(v)(a) or except if the Concurrent Transactions were consummated and the Company was not entitled to terminate this Agreement pursuant to Section 8.1(iv)(a). If the Company fails to pay to the Investors any amounts due under Section 8.3(i), as applicable, in accordance with the terms hereof, the Company shall pay the costs and expenses (including legal fees and expenses) of the Investors in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

9.     Indemnification.

9.1           Indemnification of the Investor Indemnified Parties.  The Company agrees to indemnify and hold harmless the Investors and their respective shareholders, partners, members, directors, officers, employees, agents, affiliates, successors in interest, assigns and representatives (collectively, the “Investor Indemnified Parties”) from and against any and all claims, liabilities, obligations, losses (excluding speculative or consequential damages, lost profits or diminution in value), fines, costs, proceedings, deficiencies or damages, including out-of-pocket expenses, court costs, expert witness fees and reasonable attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (“Losses”) which may be incurred by any such party as a result of, or based upon or arising from (i) any inaccuracy in or breach of any of the representations and warranties made by the Company pursuant to this Agreement, or (ii) any breach or nonperformance of any of the covenants or agreements made by the Company pursuant to this Agreement.

9.2           Cooperation.  The parties shall cooperate in the defense of all third party claims which may give rise to indemnifiable claims hereunder.  In connection with the defense of any claim, each party shall make available to the party controlling such defense any books, records or other documents within its control and access to employees that are reasonably requested in the course of such defense.

9.3           Limitations on Indemnification.  The Company shall not be required to indemnify any of the Investor Indemnified Parties under Section 9.1(a) hereunder unless the aggregate of all Losses for which indemnity would otherwise be payable by the Company exceeds $10,000, and, in such event, the Company shall be responsible for all Losses, including such $10,000.  The Company’s indemnification obligations under Section 9.1(a) with respect to any breach of the representations and warranties in Section 3 hereof shall be limited, in the aggregate, to an amount equal to (i) the Total Return Threshold plus (ii) any amounts paid in respect of any exercise of the Investor Warrants plus (iii) an amount equal to the number of shares of Common Stock purchased by the Investors on the Closing Date as provided in Section 2.2(i) multiplied by $10.00.

9.4           Notice to Indemnifying Party.  If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Section 9.1 or pursuant to any other specific indemnification provision contained in this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The failure of a party to give notice under this Section 9.4 shall not relieve any party from liability, unless and to the extent the other party has been materially prejudiced thereby. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless a suit shall have been instituted against it and the Indemnifying Party either (i) shall not have undertaken the defense of such suit after notification thereof as provided in Section 9.5 or (ii) is demonstrably unable to undertake the defense of such suit or satisfy the claims arising thereunder.

9.5           Defense by Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding using counsel of its choice (subject to the approval of the Indemnified Party, which approval may not be unreasonably withheld or delayed) if it (i) acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim and (ii) demonstrates its ability to undertake the defense of such claim or proceeding and satisfy any liabilities resulting therefrom.  If an Indemnifying Party assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its reasonable discretion, determines that there exists or may exist a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party or that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party (or such constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnifying Party be liable to pay for the costs and expenses of more than one separate firm of attorneys (in addition to any local counsel). If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnifying Party shall be responsible for the reasonable costs and expenses of the Indemnified Party’s defense thereof and the Indemnified Party may settle or defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense, and shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party.  If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

9.6           Investors as Indemnified Party.  For the purpose of this Section 9, any action by the Investors as an Indemnified Party or Indemnified Parties in accordance with this Section 9 shall be made by a Majority in Interest of the Investors.

9.7           Survival of Representations and Warranties.  The waiver in writing of any condition based on the accuracy of any representation or warranty, or on the performance or compliance with any covenant or obligation, shall preclude the right of the Investors to seek indemnification hereunder with respect to such representation, warranty or covenant.  Each representation, warranty, covenant and agreement of the Company contained in this Agreement shall survive the Closing.

10.   Registration, Transfer and Substitution of Share Register.  The Company will keep at its principal office a register in which the Company will provide for the registration of the Preferred Shares and the Common Shares and the registration of transfers of the Preferred Shares and the Common Shares. The Company may treat the Person in whose name the Preferred Shares and the Common Shares are registered on such register as the owner and Holder thereof for the purpose of receiving payment dividends on the Common Shares, the Warrant Shares and the Preferred Shares and for all other purposes, and the Company shall not be affected by any notice to the contrary.

11.   Restrictions on Transfer; Certain Other Restrictions.

11.1         Restrictions Generally.

(a)        Each Investor agrees that it will not, without the prior written consent of the Company, Transfer (other than to Permitted Transferees) the Shares purchased by it pursuant hereto, the Investor Warrants acquired by it on the Closing Date or any Common Shares issued to it in respect of the exercise of any Investor Warrants owned by it (“Conversion Shares”) for a period of one (1) year after the date hereof or such shorter period of time as is equal to the shortest period during which any Affiliate of the Company, including, without limitation, the Primary Sponsor and his Affiliates, agrees not to Transfer any Capital Stock of the Company (a “Lock-Up Period”); provided, however, that (i) if any Affiliate of the Company is not subject to a Lock-Up Period, the Investors shall no longer be subject to the restrictions set forth in this Section 11.1(a) and this Section 11.1(a) shall terminate and be of no further force or effect and (ii) if any Lock-Up Period is waived or otherwise not enforced with respect to any Affiliate of the Company, the restrictions set forth in this Section 11.1(a) shall be waived or shall not be enforceable against any Investor, as applicable.  For purposes of this Section 11.1(a), Permitted Transferees shall not include any “controlled Affiliate” referred to in clause (i) of the definition of Permitted Transferee or any Person included in clause (iv) of the definition of Permitted Transferee.

(b)        Each Investor agrees that, in addition to the other requirements imposed herein relating to Transfer, it will not Transfer any Restricted Securities except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an exemption from the registration requirements under the Securities Act and, if requested by the Company, shall deliver to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer may be so effected without registration under the Securities Act; provided, however, that no such opinion of counsel shall be required for a transfer by a holder of Restricted Securities to a Permitted Transferee or for a Transfer pursuant to Rule 144(k).

11.2         Legend.

(a)        All certificates representing Restricted Securities, for so long as they are subject to Section 11.1(a) hereof, or in the case of the first legend set forth in Section 4.7 hereof, for so long as is required by the Securities Act and applicable state securities laws, shall have endorsed upon them a legend evidencing the restrictions set forth herein, in substantially the form set forth in Section 4.7 of this Agreement, and such other legends as may be required by applicable state securities laws.

(b)        Any certificate issued at any time in exchange or substitution for any certificate bearing such legends shall also bear such legends, unless the Restricted Securities represented thereby are no longer subject to the provisions of this Agreement or the restrictions imposed under the Securities Act or state securities laws, in which case the applicable legend (or legends) may be removed.

(c)        Any legend endorsed on a certificate for Shares pursuant to Section 4.7 or Section 11.2 hereof and any stop transfer instructions with respect to such Shares shall be removed, and the Company shall issue a certificate without such legend to the Holder of such Shares, if (i) such Holder provides the Company with an opinion of counsel reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company, that a public sale, transfer or assignment of such Shares may be made without registration, or (ii) such Shares may be sold to the public without restriction pursuant to Rule 144 promulgated under the Securities Act or any similar provision.

11.3         Furnishing of Information.  The Company covenants to timely file (or obtain extensions in respect thereof and the file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act.  If at any time prior to the date on which a Holder may resell all of its Shares without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (as determined by counsel to the Company, which may be counsel employed by the Company, pursuant to a written opinion letter of the Company’s counsel to such effect, if necessary, addressed and acceptable to the Company’s transfer agent for the benefit of and enforceable by the Investors) the Company is not required to file reports pursuant to such sections, it will prepare and furnish to the Investors and make publicly available information in accordance with Rule 144(c) promulgated under the Securities Act.  The Company further covenants that it will take such further action as any Holder of Shares may reasonably request, all to the extent required from time to time to enable such Holder to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing the legal opinion referenced above in this Section (if required by the Company’s transfer agent).  Upon the request of any such Holder, the Company shall deliver to such Holder written certifications of the Company executed by a duly authorized officer on behalf of the Company as to whether it has complied with such requirements of Rule 144(c).

11.4         Certain Other Restrictions.

(a)        Notwithstanding anything herein to the contrary, the Company agrees that if, within the first six (6) months after the date hereof (such six (6) month period, the “Blocked Period”), it gives notice to the Investors that it is exercising its right to convert shares of Series A Preferred into Common Stock pursuant to Section 5(b) of the Articles of Amendment or that it is exercising its right to repurchase shares of Series A Preferred Stock pursuant to Section 8 of the Articles of Amendment (either such notice, the “Company Notice”), and the Company receives notice from the Investors (the “Investor Notice”) within five (5) Business Days after the date of such Company Notice that the Investors have directly or indirectly purchased shares of Common Stock or derivatives thereof during the Blocked Period together with documentation reasonably acceptable to the Company evidencing such securities transaction, the Company shall be precluded from consummating such conversion or repurchase, as the case may be.  Notwithstanding the foregoing, the Company shall not be so precluded from effecting such conversion or repurchase if it delivers to the Investors (i) an unqualified opinion of nationally recognized counsel, in substance reasonably satisfactory to the Investors and based on factual information supplied by the Investors, that such conversion or repurchase is not subject to the provisions of Section 16 of the Exchange Act and (ii) if permitted under applicable law, an indemnity from the Company indemnifying and holding the Investors harmless in the event such legal opinion proves to be incorrect in any material respect.

(b)        If the Company is precluded from effecting a conversion or repurchase pursuant to Section 11.4(a) hereof, once the Blocked Period has ended, the Company can elect, within five (5) Business Days of such Company Notice to effect such conversion or repurchase at the price per share indicated in such Company Notice within ten (10) Business Days of the end of the Blocked Period.

12.   Miscellaneous.

12.1         Amendments and Waivers.  Any term of this Agreement may be amended, and the observance of any term of this Agreement or may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and with the written consent of a Majority in Interest of the Investors. Any amendment or waiver effected in accordance with this Section 12.1 shall be binding upon each future holder of the Preferred Shares and the Company.

12.2         No Waiver.  It is agreed that a waiver by any party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by the breaching party.

12.3         Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company without the prior written consent of a Majority in Interest of the Investors.  Any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Investors without the prior written consent of the Company.  The Investors may purchase the Preferred Shares (pursuant hereto), the Investor Warrants (pursuant to the Investor Warrant Agreements) and the Common Shares as nominee.

12.4         Entire Agreement.  This Agreement, the Exhibits, Appendices and Schedules hereto constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.

12.5         Notices.  Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be deemed properly served if: (i) mailed by registered or certified mail, return receipt requested, (ii) delivered by a recognized overnight courier service, (iii) delivered personally, or (iv) sent by facsimile transmission, addressed to the individual listed below for each party at the address set forth below or at such other address or to the attention of such other officers as such party shall have furnished in writing pursuant to this Section 12.5.  Such notice shall be deemed to have been received: (i) five (5) days after the date of mailing if sent by certified or registered mail, (ii) one (1) Business Day after delivered to an overnight courier for next Business Day delivery, (iii) the date of delivery if personally delivered, or (iv) the next succeeding Business Day after transmission by facsimile.

If to the Company:

Sports Entertainment Enterprises, Inc.
650 Madison Avenue
16th Floor
New York, New York 10022
Facsimile: 212-753-3188
Attention: Howard Tytel, Esq.

with copies (which shall not constitute notice) to each of:

Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower
75 East 55th Street
New York, New York  10022
Facsimile:  (212) 230-7834
Attention:  William F. Schwitter, Esq.

If to the Investors:

The Huff Alternative Fund, L.P.
1776 On The Green
67 Park Place
Morristown, New Jersey  07960
Facsimile:  (973) 984-5818
Attention:  Bryan Bloom, Esq.

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
437 Madison Avenue
New York, New York  10022
Facsimile:  (866) 947-2363
Attention: Lauren E. Wiesenberg, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

12.6         Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and performed therein, without giving effect to any conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.  Each of the Company and the Investors hereby irrevocably consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York located in New York County, New York, in any suit, action or proceeding based on or arising under this Agreement and the other Transaction Documents and irrevocably agree that all claims in respect of such suit or proceeding shall be determined in such courts.  The Company and the Investors irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  Service of process on the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  Nothing herein shall affect the right of the Investors to serve process in any manner permitted by law.  The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as relates to any suit, action or proceeding arising out of or in connection with this Agreement and the other Transaction Documents, and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

12.7         Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8         Severability.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12.9         Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, and no provision hereof may be enforced by, any other Person, other than the Indemnified Parties as provided in Section 9 hereof.

12.10       Descriptive Headings, Etc.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement unless otherwise expressly noted.

12.11       Counterparts, Execution and Delivery by Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  This Agreement may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof.  Any such delivery by facsimile shall be followed promptly by delivery of an originally executed counterpart.

12.12       Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

12.13       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Holder which may be withheld for any reason.

12.14       Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the other party (the consent of the Investors being evidenced by the consent of a Majority in Interest of the Investors), which will not be unreasonably withheld or delayed, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market.  In addition, the Company will make such other filings and notices in the manner and time required by the Commission.

12.15       Further Assurances.  The Parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement, including without limitation, entering into the other Transaction Documents as contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly signed as of the date first above written.

SPORTS ENTERTAINMENT ENTERPRISES, INC.

By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Executive Vice President, Cheif Financial Officer and Treasurer

THE HUFF ALTERNATIVE FUND, L.P.

By:	/s/ Edwin M. Banks
	Name:	Edwin M. Banks
	Title:	Chief Investment Officer

THE HUFF ALTERNATIVE PARALLEL FUND, L.P.

By:	/s/ Edwin M. Banks
	Name:	Edwin M. Banks
	Title:	Chief Investment Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

APPENDIX 1

EXHIBIT A

FORM OF INVESTOR WARRANTS

A-1

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

B-1

EXHIBIT C

FORM OF ARTICLES OF AMENDMENT

C-1

EXHIBIT D

FORM OF OPINION OF COUNSEL

D-1